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                    [LETTERHEAD OF ARENT FOX APPEARS HERE]

                                                                       EXHIBIT 5

December 27, 1999


NCRIC Group, Inc.
1115 30th Street, NW
Washington, DC 20007

Ladies and Gentlemen:

We have acted as counsel for NCRIC Group, Inc. in connection with the registration by NCRIC Group, Inc. under the Securities Act of 1933, as amended, of 74,000 shares of its common stock, par value $.01 per share.

On the basis of such investigation as we have deemed necessary, we are of the opinion that such shares, when issued and paid for as contemplated in the
Section 10(a) prospectus covering such shares, and assuming that previously unissued shares will not be issued for less than their par value, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to such Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

ARENT FOX KINTNER PLOTKIN & KAHN, PLLC


By /s/ James B. Halpern
   --------------------
   James B. Halpern